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                                                     Exhibit (10)-31
                                                     Unicom Corporation
                                                     Form 10-K File No. 1-11375
                                                     Commonwealth Edison Company
                                                     Form 10-K File No. 1-1839

                               UNICOM CORPORATION
                           STOCK BONUS DEFERRAL PLAN



     1. Purpose. The purpose of this Unicom Corporation Stock Bonus Deferral Plan (the "Plan") is to provide to certain key employees of Unicom Corporation ("Unicom") and participating affiliates the opportunity to defer the receipt of all the stock portion of their annual awards, all or any portion of their long-term awards, or both, if any, payable pursuant to the Unicom Corporation Long-Term Incentive Plan (the "Incentive Plan").

     2. Eligibility. Any employee of Unicom or its affiliates who on the applicable election due date described in Section 3(b) is a participant in the Incentive Plan and who is one of the following: (A) an officer of Unicom or any affiliate (including, but not limited to, Commonwealth Edison Company), (B) included on the "Executive" payroll of his or her employer or (C) classified as management personnel in job grade 12 or above shall be eligible to participate in this Plan. For purposes of the preceding sentence, the classification of an employee shall be based upon classifications used by Unicom or Commonwealth Edison Company, or if a participant's employer maintains a system of pay classification different from that described above, a classification determined by such employer and Unicom to be comparable to the above-described eligible classifications.

     3.  Participants; Deferral Elections.

     (a) Participants. Any eligible employee may become a participant in this Plan by making an election pursuant to Section 3(b).

     (b) Timing of Elections. On or before the election due date set forth below, while this Plan is in effect, a participant may elect (i) to defer the receipt of all or a portion of the stock portion of any incentive award and (ii) to defer all or a portion of the cash portion of any Long-Term Performance Unit Award for Executive and Group Level Employees
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(the "Long-Term Performance Unit Award"), provided, however, that if any cash portion is so deferred, such election shall be treated as a request to convert such portion into shares of the common stock of Unicom ("Unicom Stock") (determined as provided in the Long-Term Performance Unit Award for the stock portion of the payment amount) and such shares shall be deliverable in lieu of any such cash upon the expiration of any such deferral election (as such election may be extended as hereinafter provided). For purposes of this Plan, the term "stock portion" means the portion of an incentive award that, pursuant to the terms of the Incentive Plan or such award, is payable in shares of Unicom Stock. Any such election shall become irrevocable on December 31 of the calendar year in which made. The election due date shall be (i) for all awards payable in 1996, December 31, 1995, (ii) for Long-Term Performance Unit Awards payable in subsequent years, March 31 of the preceding year, (iii) for annual awards payable in subsequent years, September 30 of the preceding year and (iv) for an individual who first becomes an eligible employee after an applicable election due date, the 30th day after the date of eligibility.

     (c) Effect of Elections. Subject to Sections 3(d) and (e), an election made pursuant to Section 3(b) shall provide that the stock portion of the incentive award subject to such election shall not be paid to the participant at the time provided pursuant to the Incentive Plan or such award, as the case may be, but shall instead be paid to the participant on the third anniversary of the date on which such payment would have been made but for such deferral election.

     (d) Subsequent payment elections. Notwithstanding the foregoing, at any time prior to the calendar year in which the stock portion of an award is otherwise payable pursuant to a deferral election made under Section 3(b) or a subsequent payment election pursuant to this Section 3(d), a participant may elect to defer further all or a portion of the payment of such award until the third anniversary of the date on which such stock portion would have been payable but for the participant's election under Section 3(b) or the participant's last election under this Section 3(d), as the case may be.

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     (e)  Termination of Employment Election.  Notwithstanding the provisions of
Sections 3(b), (c) and (d), a participant may at any time elect to have any or all the stock portions subject to deferral pursuant to Sections 3(c) or (d) paid as soon as is practicable following the participant's termination of employment with Unicom and its affiliates, provided, however, that an election pursuant to this Section 3(e) shall not be effective unless made prior to the calendar year in which the participant's termination of employment occurs.

     4. Deferred Stock Accounts. Unicom (or in the case of a Participant employed by an affiliate of Unicom, such affiliate) shall establish on its books an account (a "Deferred Stock Account") on behalf of each participant who has made a deferral election pursuant to Section 3(b). Each Deferred Stock Account shall be credited with the number of shares of Unicom Stock subject to each such deferral election made by such participant. Each such account shall also be credited with an amount ("dividend equivalents") equal to the dividends declared, from time to time, on a number of shares of Unicom Stock equal to the number of shares credited to such Deferred Stock Account. Unless the participant has elected, in the time and manner set forth in Section 5 below to receive current payment in respect of such dividend equivalents, such dividend equivalents shall be credited to the participant's Deferred Stock Account as a number of additional shares of Unicom Stock determined by dividing the aggregate amount of such dividends by the closing per share price of Unicom Stock, as reported on the New York Stock Exchange, on the date such dividend equivalents are to be credited to the participant's Deferred Stock Account. Deferred Stock Accounts shall be for bookkeeping purposes only, and neither Unicom nor any of its affiliates shall be obligated to set aside or segregate any actual shares of Unicom Stock or any other assets in respect of such accounts.

     5. Election to Receive Current Payment of Dividend Equivalents. Not later than December 31 of a calendar year, each participant may elect to receive from Unicom (or in the case of a participant employed by an affiliate of Unicom, such affiliate) current payment of an amount equal to the dividend equivalents allocable to the Participant's Deferred Stock Account during all subsequent calendar years. Any such election may be revoked at

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any time, but such revocation shall not be effective until the calendar year following the year in which such revocation is made.

     6. Distribution. Distribution shall be made at such time as specified in the participant's election pursuant to Section 3 in the form of whole shares of Unicom Stock and cash in lieu of any fractional share (determined by reference to the closing price per share of Union Stock, as reported on the New York Stock Exchange on the business day immediately preceding the date of distribution).

     7. Beneficiaries. If a participant shall die while any shares of Unicom Stock remains credited to the Deferred Stock Account established on his or her behalf pursuant to Section 4, such amount shall be distributed as provided in
Section 6 to the beneficiary or beneficiaries as the participant may, from time to time, designate in writing delivered to the Committee (as defined in Section 10 below). A participant may revoke or change his or her beneficiary designation at any time in writing delivered to the Committee. If a participant does not designate a beneficiary under this Plan, or if no designated beneficiary survives the Participant, the balance of the Participant's Deferred Stock Account shall be distributed to the person or persons entitled to his account under Section 7.6 of the Commonwealth Edison Savings and Investment Plan (or who would be so entitled if there were then an account on behalf of the participant under such plan).

     8. Amendment and Termination. This Plan may be amended or terminated at any time by the Board of Directors of Unicom (or a duly authorized committee thereof), except that no such amendment or termination shall reduce or otherwise adversely affect the rights of participants in respect of amounts credited to their Deferred Stock Accounts as of the date of such amendment or termination.

     9. Application of ERISA. (a) Plan Not Funded. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and

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Department of Labor Regulation (S) 2520.104-23. This Plan shall not be a funded plan, and neither Unicom Corporation nor any of its affiliates shall be under any obligation to set aside any funds for the purpose of making payments under this Plan. Any payments hereunder shall be made out of the general assets of Unicom and its affiliates.

     (b) Trust. Unicom shall establish a trust subject to sections 671, et. seq., of the Internal Revenue Code of 1986, as amended, to hold and administer shares of Unicom Stock or other assets for the purposes of satisfying the obligations of Unicom and its affiliates under this Plan. Neither the establishment of, or the contribution of Unicom Stock or other assets to, any such trust shall relieve Unicom or its affiliates hereunder, but such liabilities shall be reduced to the extent of any assets paid by such trust to a participant.

     10. Administration. The Corporate Governance and Compensation Committee of the Board of Directors of Unicom shall be charged with the administration of this Plan and shall have the same powers and duties, and shall be subject to the same limitations, as are described in the Incentive Plan.

     11. Nonassignment of Benefits. It shall be a condition of the payment of benefits under this Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law). If any person shall endeavor or purport to make any such assignment, alienation or transfer, the amount otherwise provided hereunder which is the subject of such assignment, alienation or transfer shall cease to be payable to any person.

     12. No Guaranty of Employment. Nothing contained in this Plan shall be construed as a contract of employment between any employer and any employee or as conferring a right on any employee to be continued in the employment of any employer.

     13. Adoption By Affiliates. Any corporation which is affiliated with Unicom may, with the consent of Unicom, adopt
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this Plan in respect of its eligible employees by delivery to Unicom of a resolution of its board of directors or duly authorized committee to such effect, which resolution shall specify the first calendar year for which this Plan shall be effective in respect of the eligible employees of such affiliate.

     14. Miscellaneous. (a) FICA Taxes. For each calendar year in which a participant's compensation is reduced by reason of elections made under this Plan, such participant's employer shall withhold from the participant's compensation the taxes imposed upon the participant pursuant to section 3121 of the Code in respect of the amount by which the participant's compensation is so reduced and the related amount credited to his or her Deferred Stock.

     (b) Successors and Assigns. The provisions of this Plan shall bind and inure to the benefit of each employer and its successors and assigns, as well as each Participant and his or her beneficiaries and successors.

     IN WITNESS WHEREOF, Unicom Corporation has caused this instrument to be executed in its name and its corporate seal to be hereunder affixed on this 15th day of December, 1995.

                                             UNICOM CORPORATION



                                             By:      John C. Bukovski
                                                  -----------------------------

                                             Title:    Vice President
                                                    ---------------------------


ATTEST:


      David A. Scholz
   -------------------------------

Title:   Secretary
       ------------------------

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